Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 15, 2012, with respect to the consolidated financial statements of LML Payment Systems Inc. included in the Annual Report of LML Payment Systems Inc. on Form 10-K for the year ended March 31, 2012. We hereby consent to the incorporation by reference of said report in the Form 8-K/A (Amendment No. 2) filed by Digital River Inc. on March 26, 2013.

GRANT THORNTON LLP

Vancouver, Canada

March 26, 2013